UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒                                                         Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

Technip
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRESS RELEASE
Paris, September 12, 2011

  Technip to acquire 100% of Global Industries, Ltd. for US$8.00 per share in cash

Acquisition to reinforce Technip’s leadership in the fast-growing subsea market

Technip (NYSE Euronext Paris: TEC) announced today an agreement to acquire the entire share capital of Global Industries (NASDAQ: GLBL) and reinforce its leadership in the fast-growing subsea segment of oil services. The two companies have entered into a definitive merger agreement whereby Technip will pay US$8.00 per Global Industries share. The transaction values Global Industries at US$1,073 million (€768 million at current exchange rates), including approximately US$136 million of net debt. The Board of Directors of Global Industries has unanimously approved the transaction.

●
The transaction price represents a 55% premium to Global Industries’ share closing price on September 9, 2011, the last day prior to announcement of the transaction. The transaction is to be funded using existing cash balances and credit facilities.

●
Global Industries brings to Technip its complementary subsea know-how, assets and experience, comprising 2,300 employees operating 14 vessels, including notably two newly-built leading edge S-Lay vessels, as well as strong positions in the Gulf of Mexico (US and Mexican waters), Asia-Pacific and the Middle East.

●
Technip’s global presence, world-class technologies, assets and services and strong project management track record will realize the full value and potential of Global Industries’ know-how, assets and experience, and broaden opportunities for Global Industries’ employees.

●
The acquisition of Global Industries reinforces Technip’s leadership in the fast-growing subsea market. Strong revenue synergies are expected as the acquisition will substantially increase Technip’s current capabilities and expand its addressable market by around 30% in deep-to-shore subsea infrastructure. Cost synergies are estimated to be at least US$30 million.

●	Given the anticipated synergies, the transaction is expected to be accretive to Technip's earnings per share by around 5 to 7% in 2013.

The transaction is expected to close early in 2012. The management teams of Global Industries and Technip will work closely together to define the integration plan.

Thierry Pilenko, Chairman and Chief Executive Officer of Technip, said: “The acquisition of Global Industries reinforces Technip's leadership in Subsea, one of our three market segments alongside Onshore and Offshore. The subsea market looks likely in 2011 to show a record amount of orders for our industry and our own backlog at end-June 2011 is above its previous peak. We see that our customers continue to firm up a substantial number of large offshore developments with Brazil, the Gulf of Mexico, West Africa and Asia Pacific leading the way to drive future growth. Our investment in Global Industries substantially expands our addressable market in subsea. Global Industries’ capabilities, know-how and experience, notably in S-Lay and Heavy Lift, add to our already unique vertically integrated range of products and services, enabling us to offer our clients greater value in the execution of complex projects from deep-to-shore. We expect that the application of Technip's own skills in offshore and subsea developments, its commercial footprint and its project management experience will drive a rapid deployment of the Global Industries teams and assets on customer projects. The transaction is expected to meet our hurdle rate, create value for Technip's shareholders, and raise earnings per share starting by around 5 to 7% in 2013.”

Overview of Global Industries know-how, assets and experience

Global Industries is a US-based leading solutions provider of subsea construction and pipelay, engineering, project management and support services. Global Industries has the ambition to operate in promising high value markets, from high-end shallow water to subsea EPCI, and deep-to-shore installation of infrastructures.

Global Industries’ teams have extensive experience in S-Lay technologies, and operate a fleet of 14 vessels. The fleet includes two newly-built leading edge sister ships, Global 1200 and Global 1201, both with S-Lay and Heavy Lift capabilities.

Global Industries operates in major subsea territories, with particularly experienced teams active in the Gulf of Mexico, the Middle East and Asia Pacific.

Combining the excellence of Global Industries’ teams with Technip’s capabilities will accelerate the operational deployment of Global Industries’ know-how and vessels, and enable them to quickly reach full potential.

Strategic rationale for Technip

The transaction is consistent with Technip’s strategy to broaden its business and range of services in the subsea market which Technip expects to show fast growth in the coming years. Today, Technip operates a vertically integrated business covering multiple levels of the value chain from upstream field engineering, through project management, proprietary technology, flexible and umbilical manufacturing, and flexible-lay, rigid reel-lay and subsea construction vessels. The acquisition will enable Technip to increase its revenue and profits in this growing market. In particular, Technip can:

●	Expand by about 30% its addressable market by adding Global Industries’ S-Lay and Heavy Lift assets and know-how, providing a platform for future expansion,
●	Increase its fleet from 20 to 34 vessels with no time-to-market costs and with enhanced overall flexibility,
●	Unlock significant fundamental value embedded in Global Industries’ know-how, assets and experience which can be fully exploited by Technip’s skills,
●	Reinforce its leadership as the provider to customers of the available suite of value-added technologies, equipment and services, notably for large EPCI projects.

Technip’s core subsea strengths applied to Global Industries is expected to drive substantial revenue synergies thanks to Technip’s:

●	Large customer base with global presence,
●	World class technologies, assets and services,
●	Strong project management skills,
●	Solid track record in delivering large and complex projects,
●	Financial strength to endorse large contract responsibility.

The sources of expected revenue synergies include:

●	Greater scope on existing Technip projects,
●	Enhanced capabilities to address large EPCI projects,
●	Access to new geographies and new markets.

Financial contribution to Technip

The transaction is expected to close in early 2012 and therefore Technip's recently increased 2011 financial objectives are unchanged.

In 2012, Technip will focus as a priority on the integration of Global Industries and securing order intake from deployment of Global Industries' teams and assets.

In 2013, the transaction is expected to be accretive to Technip’s earnings per share by around 5 to 7%, reflecting the first revenues from combined projects and the implementation of at least US$30 million in cost synergies from public company costs, real estate, fleet optimization and purchasing.

Thereafter, with further accretion, overall returns are expected to be in line with Technip’s subsea hurdle rate of 15% ROCE over a business cycle.

Timing and conditions

The transaction is expected to close in early 2012, subject to regulatory approvals, approval by Global Industries shareholders and other customary conditions and provisions.

Blackstone Advisory Partners and Tudor, Pickering, Holt & Co. Securities, Inc. are acting as financial advisors to Technip and Davis Polk & Wardwell LLP is acting as legal advisor to Technip.

Conference call details

Thierry Pilenko, Chairman and CEO of Technip, jointly with Julian Waldron, CFO, will comment on the acquisition of Global Industries and will be available to answer questions during a conference call starting at 10:00 a.m. CET. The call will be held in English.

To participate in the conference call, you may call any of the following telephone numbers 5 minutes prior to the scheduled start time:

France / Continental Europe: + 33 (0)1 70 77 09 38

UK: + 44 (0)203 367 9461

USA: + 1 866 907 5924

The conference call will also be available via a simultaneous listen-only audio-cast on Technip’s website.

A replay of the conference call will be available approximately two hours following the conference call for 90 days on Technip’s website and for two weeks at the following telephone numbers:

	Telephone Numbers	Confirmation Code
France / Continental Europe	+ 33 (0)1 72 00 15 00	274216#
UK	+ 44 (0)203 367 9460	274216#
USA	+ 1 877 642 3018	274216#

Cautionary note regarding forward-looking statements

This presentation contains both historical and forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events and generally may be identified by the use of forward-looking words such as “believe”, “aim”, “expect”, “anticipate”, “intend”, “foresee”, “likely”, “should”, “planned”, “may”, “estimates”,

“potential” or other similar words. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause actual results to differ materially from the results anticipated in the forward-looking statements include, among other things: our ability to successfully continue to originate and execute large services contracts, and construction and project risks generally; the level of production -related capital expenditure in the oil and gas industry as well as other industries; currency fluctuations; interest rate fluctuations; raw material (especially steel) as well as maritime freight price fluctuations; the timing of development of energy resources; armed conflict or political instability in the Arabian-Persian Gulf, Africa or other regions; the strength of competition; control of costs and expenses; the reduced availability of government-sponsored export financing; losses in one or more of our large contracts; U.S. legislation relating to investments in Iran or elsewhere where we seek to do business; changes in tax legislation, rules, regulation or enforcement; intensified price pressure by our competitors; severe weather conditions; our ability to successfully keep pace with technology changes; our ability to attract and retain qualified personnel; the evolution, interpretation and uniform application and enforcement of International Financial Reporting Standards (IFRS), according to which we prepare our financial statements as of January 1, 2005; political and social stability in developing countries; competition; supply chain bottlenecks; the ability of our subcontractors to attract skilled labor; the fact that our operations may cause the discharge of hazardous substances, leading to significant environmental remediation costs; our ability to manage and mitigate logistical challenges due to underdeveloped infrastructure in some countries where we are performing projects.

Some of these risk factors are set forth and discussed in more detail in our Annual Report. Should one of these known or unknown risks materialize, or should our underlying assumptions prove incorrect, our future results could be adversely affected, causing these results to differ materially from those expressed in our forward-looking statements. These factors are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements included in this release are made only as of the date of this release. We cannot assure you that projected results or events will be achieved. We do not intend, and do not assume any obligation to update any industry information or forward-looking information set forth in this release to reflect subsequent events or circumstances.

****

This presentation does not constitute an offer or invitation to purchase any securities of Technip in the United States or any other jurisdiction. Securities may not be offered or sold in the United States absent registration or an exemption from registration. The information contained in this presentation may not be relied upon in deciding whether or not to acquire Technip securities.

This presentation is being furnished to you solely for your information, and it may not be reproduced, redistributed or published, directly or indirectly, in whole or in part, to any other person. Non-compliance with these restrictions may result in the violation of legal restrictions of the United States or of other jurisdictions.

In connection with the proposed transaction, Global Industries will file a proxy statement and other relevant documents with the SEC. Before making any voting decision, investors and security holders of Global Industries are urged to read the proxy statement carefully and in its entirety when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and security holders will be able to obtain these documents free of charge at the website maintained by the SEC at www .sec.gov. In addition, documents filed with the SEC by Global Industries are available free of charge by writing Global Industries at the following address: Global Industries, 8000 Global Drive, Carlyss, Louisiana 70665, Attention: Investor Relations. Documents filed with the SEC by Technip are available free of charge from Technip's website at:  http://investors- en.technip.com

Technip is a world leader in project management, engineering and construction for the energy industry.

From the deepest Subsea oil & gas developments to the largest and most complex Offshore and Onshore infrastructures, our 25,000 people are constantly offering the best solutions and most innovative technologies to meet the world’s energy challenges.

Present in 48 countries, Technip has state-of-the-art industrial assets on all continents and operates a fleet of specialized vessels for pipeline installation and subsea construction.

Technip shares are listed on the NYSE Euronext Paris exchange and the USA over-the-counter (OTC) market as an American Depositary Receipt (ADR: TKPPK).

OTC ADR ISIN: US8785462099

°
°     °

Investor and Analyst Relations

Kimberly Stewart	Tel: +33 (0) 1 47 78 66 74
e-mail: kstewart@technip.com

Apollinaire Vandier	Tel: +33 (0) 1 47 78 60 74
e-mail: avandier@technip.com

Public Relations

Christophe Bélorgeot	Tel: +33 (0) 1 47 78 39 92

Floriane Lassalle-Massip	Tel: +33 (0) 1 47 78 32 79
e-mail: press@technip.com

Technip’s website	http://www.technip.com

Technip’s IR website	http://investors-en.technip.com

Technip’s IR mobile website	http://investors.mobi-en.technip.com